Exhibit 99.2

AMENDMENT NO. 1 TO THE

ALLEGHENY TECHNOLOGIES INCORPORATED

2007 INCENTIVE PLAN,

AS AMENDED AND RESTATED

This Amendment No.1 to the Allegheny Technologies Incorporated 2007 Incentive Plan, as amended and restated (the “Plan”), was adopted by the Board of Directors of Allegheny Technologies Incorporated (the “Company”), subject to the approval of the stockholders at the May 11, 2012 Annual Meeting of Stockholders, and is as follows:

1. Section 1.2 is amended by adding the following as that section’s fifth sentence:

“On February 23, 2012, the Board approved Amendment No. 1, to become effective if approved by the stockholders of the Company at its 2012 Annual Meeting of Stockholders.”

2. Section 4.1 is amended by striking “4.5 million shares” in the first sentence thereof and substituting “7 million shares”.

3. Section 6.1(b) is amended by adding the following as a new sentence at the end thereof:

“Without limiting the foregoing, neither the Board nor the Committee may amend the Plan or any Award Agreement to reprice (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) any Option whose exercise price is above the then Fair Market Value of the Common Stock subject to an Option, whether by decreasing the exercise price, canceling the Option and granting a substitute Option, repurchasing the Option for cash, or otherwise.”

4. Section 6.2(b) is amended by adding the following as a new sentence at the end thereof:

“Without limiting the foregoing, neither the Board nor the Committee may amend the Plan or an Award Agreement to reprice (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) any Stock Appreciation Right whose exercise price is above the then Fair Market Value of the Common Stock subject to a Stock Appreciation Right, whether by decreasing the exercise price, canceling the Stock Appreciation Right and granting a substitute Stock Appreciation Right, repurchasing the Stock Appreciation Right for cash, or otherwise.”

5. All other provisions of the Plan shall remain as in effect prior to this amendment.